                                                                    Exhibit 4.39



                                                                  EXECUTION COPY



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                            STOCK PURCHASE AGREEMENT

                           dated as of March 17, 2004

                                  by and among

                        GigaMedia International Limited,

                               GV Holding Company,

                                       and

            Alexander Saidakovsky, Alexander Ganelis and Daniil Utin





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                                TABLE OF CONTENTS
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                   ARTICLE I PURCHASE AND SALE OF SECURITIES

Section 1.1 Agreement to Purchase and Sell................................   1

Section 1.2 Purchase Price; Signing.......................................   1

                               ARTICLE II CLOSING

Section 2.1 Closing.......................................................   2

Section 2.2 Release of Signing Escrow Amount; Post-Closing Payment........   3

Section 2.3 Sellers' Closing Deliveries...................................   4

Section 2.4 Purchaser's Closing Deliveries................................   6

Section 2.5 Delivery of Audited Financial Statements......................   7

                   ARTICLE III REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Sellers.....................   9

Section 3.2 Representations and Warranties of the Purchaser...............   9

                              ARTICLE IV COVENANTS

Section 4.1 Satisfaction of Conditions....................................   9

Section 4.2 Conduct of Business...........................................  10

Section 4.3 Investigatory Due Diligence...................................  11

Section 4.4 No Solicitation of, or Response to, Acquisition Proposals.....  11

Section 4.5 Break-Up Fee..................................................  12

Section 4.6 Transfer and Similar Taxes; Other Tax Matters.................  13

Section 4.7 Indemnification...............................................  13

Section 4.8 General Release and Waiver....................................  13

                            ARTICLE V INDEMNIFICATION

Section 5.1 Indemnification by the Sellers................................  14

Section 5.2 Indemnification by the Purchaser..............................  15

Section 5.3 Indemnification Procedures....................................  15

Section 5.4 Limitations on Indemnification................................  16

Section 5.5 Closing Escrow Payment........................................  17

Section 5.6 Survival of Representations, Warranties and Covenants.........  17

Section 5.7 Tax Indemnification...........................................  18

Section 5.8 Sole Remedy...................................................  18
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
                  ARTICLE VI CONDITIONS TO CLOSING; TERMINATION

Section 6.1 Conditions to Obligations of the Purchaser....................  18

Section 6.2 Conditions to Obligations of the Sellers......................  19

Section 6.3 Conditions to Each Party's Obligations........................  19

Section 6.4 Termination...................................................  20

Section 6.5 Effect of Termination.........................................  21

                      ARTICLE VII MISCELLANEOUS PROVISIONS

Section 7.1 Transactional Costs...........................................  21

Section 7.2 Successors and Assigns........................................  22

Section 7.3 Publicity.....................................................  22

Section 7.4 Notices.......................................................  22

Section 7.5 Entire Agreement..............................................  23

Section 7.6 Invalidity....................................................  23

Section 7.7 Waiver of Jury Trial..........................................  23

Section 7.8 Amendments and Waivers........................................  23

Section 7.9 Headings......................................................  23

Section 7.10 Terms........................................................  23

Section 7.11 Specific Performance; Governing Law; Jurisdiction and Venue..  23

Section 7.12 No Third Party Beneficiaries.................................  24

Section 7.13 Counterparts.................................................  24

Section 7.14 Interpretation...............................................  24

Section 7.15 Beneficial Ownership.........................................  24

Section 7.16 Currency.....................................................  24

Section 7.17 Certain Definitions..........................................  24

Section 7.18 Acknowledgements.............................................  27
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                                       ii

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                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A...........Security Ownership of Sellers
Exhibit B...........Purchase Price Percentages
Exhibit C...........Signing Escrow Agreement
Exhibit D...........Form of Closing Escrow Agreement
Exhibit E...........Form of AFS Holdback Escrow Agreement
Exhibit F...........Representations and Warranties of Sellers
Exhibit G...........Representations and Warranties of Purchaser
Exhibit H...........Form of Non-Competition Side Agreement
Exhibit I...........Form of Tax Indemnity Side Agreement
Exhibit J...........Seller Disclosure Schedule
Exhibit K...........Option Termination Waiver and Release
Exhibit L...........Form of Opinion of Counsel to the Companies (Delaware)
Exhibit M...........Subject Matter of Opinions of Local Counsel to UIM, GV UK
                    and GV Alderney
Exhibit N...........Information Memorandum

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement"), dated as of March 17, 2004, by and among GIGAMEDIA INTERNATIONAL LIMITED, a corporation organized under the laws of the British Virgin Islands (the "Purchaser"), GV HOLDING COMPANY, a business trust organized under the laws of the Commonwealth of Massachusetts ("GV Holding"), and ALEXANDER SAIDAKOVSKY, ALEXANDER GANELIS and DANIIL UTIN (each of Saidakovsky, Ganelis and Utin being sometimes referred to herein as an "Individual Seller" and, collectively, as the "Individual Sellers"). The Individual Sellers and GV Holding are sometimes collectively referred to herein as the "Sellers".


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Individual Sellers beneficially own, either directly or indirectly through GV Trust and GV Holding, all of the issued and outstanding shares of capital stock of GV Delaware, GV Alderney, GV UK and UIM (collectively, the "Securities");

          WHEREAS, the parties hereto desire to enter into a transaction pursuant to which Purchaser shall purchase, and the Individual Sellers shall sell, or cause to be sold, the Securities (the "Acquisition"); and

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition.

          NOW, THEREFORE, in consideration of the foregoing, the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
                         PURCHASE AND SALE OF SECURITIES

          Section 1.1 Agreement to Purchase and Sell. Sellers agree to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed, and delivered, to the Purchaser, and the Purchaser agrees to accept and purchase from Sellers, the Securities upon the terms and subject to the conditions set forth in this Agreement.

          Section 1.2 Purchase Price; Signing

               (a) Subject to the terms and conditions and adjustments set forth herein, the aggregate purchase price payable by the Purchaser for the Securities (the "Purchase Price") is $32,500,000 (thirty two million five hundred thousand dollars), to be allocated pursuant to an allocation schedule delivered by Sellers to Purchaser prior to

Closing (provided that Purchaser shall not be obligated to incur any liability for Taxes in connection with such allocation), and consisting of the following:

                    (i) $750,000 (seven hundred fifty thousand dollars) (the "Good Faith Deposit") payable to the Sellers upon execution of this Agreement;

                    (ii) $25,250,000 (twenty five million two hundred fifty thousand dollars) (the "Signing Escrow Amount") to be placed in escrow upon execution of this Agreement and delivered to Sellers at Closing;

                    (iii) $3,250,000 (three million two hundred fifty thousand dollars) (the "Closing Escrow Amount") to be placed in escrow upon Closing of the Acquisition and distributed in accordance with Section 5.5; and

                    (iv) $3,250,000 (three million two hundred fifty thousand dollars) (the "Audited Financial Statements Holdback") to be either: (1) paid to Sellers at Closing, if Sellers shall have delivered the Audited Financial Statements to Purchaser at or prior to Closing, or (2) placed in escrow at Closing and distributed in accordance with Section 2.5 if Sellers shall not have delivered the Audited Financial Statements to Purchaser at Closing.

               (b) Upon execution and delivery of this Agreement, the Purchaser shall (i) pay or cause to be paid to Sellers, by wire transfer of immediately available funds to an account designated by Sellers, an amount in cash equal to the Good Faith Deposit for distribution amongst them on a pro rata basis according to their ownership interest in the Securities as set forth on Exhibit B hereto, and (ii) deliver and place, or cause to be delivered and placed, the Signing Escrow Amount in escrow with The Bank of New York (in its capacity as signing escrow agent, the "Signing Escrow Agent"). The Signing Escrow Amount shall be held by the Signing Escrow Agent in accordance with the terms and provisions of the Signing Escrow Agreement substantially in the form of Exhibit C attached hereto (the "Signing Escrow Agreement") and applied (exclusive of any interest accrued thereon) toward payment of the Purchase Price subject to the terms of this Agreement.


                                   ARTICLE II
                                     CLOSING

          Section 2.1 Closing.

               (a) Consummation of the Acquisition and the transactions contemplated hereby, including (i) the release and delivery of the Signing Escrow Amount to the Sellers, (ii) the delivery of the Closing Escrow Amount to the Closing Escrow Agent and (iii) delivery of the Audited Financial Statements Holdback to the

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AFS Holdback Escrow Agent or to the Sellers, as applicable (the "Closing"), shall take place on the EIGHTH Business Day following the date hereof (subject to extension as provided herein) by facsimile delivery, to the extent practicable, and/or at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m., local time, assuming prior satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place and on such other date as Purchaser and Sellers shall agree in writing (the "Closing Date").

               (b) Sellers shall deliver to the Purchaser no later than 8:00 a.m. on the Closing Date an unaudited statement (the "Closing Date Working Capital Statement") prepared in accordance with GAAP applied in a manner consistent with past practice showing the amount of the Companies' Working Capital as of the Closing. If such statement shall show that the Companies' Working Capital at Closing is less than $500,000 (five hundred thousand dollars), the Purchase Price shall be reduced by an amount equal to such shortfall, and the Purchaser shall instruct the Signing Escrow Agent to withhold such amount from the Signing Escrow Amount to be delivered to Sellers at Closing and, instead, to deliver such amount (together with interest accrued thereon) to Purchaser.

          Section 2.2 Release of Signing Escrow Amount; Post-Closing Payment.

               (a) At the Closing, the Purchaser shall:

                    (i) in accordance with the terms of the Signing Escrow Agreement, instruct the Signing Escrow Agent to release and deliver (x) the Signing Escrow Amount, subject to any withholding pursuant to Section 2.1(b), to the Sellers by wire transfer of immediately available funds to a bank account as designated in writing by Sellers (or by counsel for Sellers acting on their behalf) for distribution amongst them on a pro rata basis according to their ownership interest in the Securities as set forth on Exhibit B hereto and (y) any interest accrued on the Signing Escrow Amount to Purchaser.

                    (ii) deliver and place, or cause to be delivered and placed, the Closing Escrow Amount in escrow with The Bank of New York (in its capacity as closing escrow agent, the "Closing Escrow Agent"). The Closing Escrow Amount shall be held by the Closing Escrow Agent in accordance with the terms and provisions of the Closing Escrow Agreement substantially in the form of Exhibit D attached hereto (the "Closing Escrow Agreement") and applied (exclusive of any interest accrued thereon) toward payment of the Purchase Price in accordance with the terms of this Agreement.

                    (iii) Either:

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                         (1) in the event that Sellers shall have delivered the
     Audited Financial Statements to Purchaser on or prior to Closing, deliver to Sellers the Audited Financial Statements Holdback by wire transfer of immediately available funds to a bank account as designated in writing by Sellers (or by counsel for Sellers acting on their behalf) for distribution amongst them on a pro rata basis according to their ownership interest in the Securities as set forth on Exhibit B hereto; or

                         (2) in the event that Sellers shall not have delivered the Audited Financial Statements to Purchaser on or prior to Closing, deliver and place, or cause to be delivered and placed, the Audited Financial Statements Holdback in escrow with The Bank of New York (in its capacity as audited financial statements holdback escrow agent, the "AFS Holdback Escrow Agent"). The Audited Financial Statements Holdback shall be held by the AFS Holdback Escrow Agent in accordance with the terms and provisions of the AFS Holdback Escrow Agreement substantially in the form of Exhibit E attached hereto (the "AFS Holdback Escrow Agreement") and applied (exclusive of any interest accrued thereon) toward payment of the Purchase Price in accordance with the terms of this Agreement.

          Section 2.3 Sellers' Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Purchaser's deliveries hereunder, each Seller, or, if applicable, counsel to Sellers on behalf of each Seller, shall deliver or cause to be delivered to the Purchaser the following:

                    (i) stock certificates representing the Securities owned by such Seller as set forth opposite such Seller's name on Exhibit A accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer and appropriate signature guarantees, with all necessary Transfer Tax and other revenue stamps affixed thereto;

                    (ii) certificates of the Sellers as contemplated by Section 6.1(c);

                    (iii) duly executed counterparts to the Non-Competition Side Agreement, the Tax Indemnity Side Agreement, the AFS Holdback Escrow Agreement and the Closing Escrow Agreement;

                    (iv) the resignations (effective as of or prior to the Closing Date) of the directors of the Companies and such officers of the Companies as Purchaser may designate no later than three Business Days prior to Closing, in terms satisfactory in substance and form to the Purchaser;

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                    (v) a duly executed certificate from each Seller (each, a
     "FIRPTA Certificate") of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury regulations promulgated thereunder;

                    (vi) true, correct and complete copies of the certificates of incorporation, by-laws, and other applicable organizational documents, as the case may be, for the Companies;

                    (vii) the stock books, stock ledgers, minute books and corporate seals of the Companies;

                    (viii) without prejudice to the Purchaser's rights under
     Section 6.1, an amended Seller Disclosure Schedule which shall replace in its entirety the Seller Disclosure Schedule delivered herewith;

                    (ix) either (x) the Audited Financial Statements or (y) written notice that Sellers do not intend to exercise their right to delay the Closing pursuant to Section 2.5;

                    (x) evidence of the termination of the options, warrants or other securities convertible into or exchangeable for shares of capital stock of any Company that are set forth on Section 1.2(a) of the Seller Disclosure Schedule, together with an Option Termination Waiver and Release substantially in the form of Exhibit K hereto, duly executed by each holder of any such securities;

                    (xi) the opinion of Morse, Barnes-Brown & Pendleton, P.C., counsel to Sellers, dated as of the Closing Date, in substantially the form of Exhibit L hereto;

                    (xii) the opinions of local counsel to each of GV UK, GV Alderney and UIM, the identity of such counsel to be reasonably acceptable to Purchaser and each such opinion to cover the subject matters set forth in Exhibit M hereto, as applicable, and otherwise to be of form and substance reasonably satisfactory to Purchaser;

                    (xiii) evidence reasonably satisfactory to Purchaser of all filings with any Governmental Entity required by applicable Law in connection with the Acquisition, together with evidence of receipt of any consents required in connection therewith, or the expiration, termination or waiver of any associated waiting periods;

                    (xiv) certificates of good standing of each of the Companies (other than GV UK), issued by the Secretary of State (or equivalent thereof) in the jurisdiction in which such Company is organized;

                    (xv) a certificate of the secretary of each of the Companies, and of each of the Sellers who is not a natural Person, dated as of the Closing Date, as to the incumbency of any officer of such entity executing this Agreement or any Related Instrument and containing, to the extent required by such entity's organizational documents or applicable Law, a certified copy of the resolutions of such entity's Board of Directors (or other Person fulfilling a role equivalent thereto), and all actions by written consent or minutes of stockholders, members or partners of such entity authorizing the execution, delivery and consummation of this Agreement, and the Related Instruments and the transactions contemplated hereby and thereby; and

                    (xvi) evidence reasonably satisfactory to Purchaser of (i) the distribution, prior to the Closing, of all equity interests in each of GV Holding, GV UK, GV Alderney and UIM held by GV Trust to the Individual Sellers and (ii) the Individual Sellers' direct, record ownership of the entire equity interests of GV Holding, GV UK, GV Alderney and UIM.

          Section 2.4 Purchaser's Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Sellers' deliveries hereunder, the Purchaser shall deliver or cause to be delivered the following:

               (a) to the Signing Escrow Agent, duly executed instructions to release and deliver the Signing Escrow Amount to the Sellers, subject to any withholding pursuant to Section 2.1(b) for distribution amongst them on a pro rata basis according to their ownership interest in the Securities as set forth on Exhibit B hereto;

               (b) to the Closing Escrow Agent, cash in the amount of the Closing Escrow Amount;

               (c) to the AFS Holdback Escrow Agent, if required pursuant to
Section 2.2(a)(iii)(2), cash in the amount of the Audited Financial Statements Holdback;

               (d) to the Sellers:

                    (i) a certificate of Purchaser as contemplated by Section 6.2(c);

                    (ii) if Sellers shall not have delivered the Audited Financial Statements pursuant to Section 2.5, written notice that Purchaser does not intend to exercise its right to delay the Closing pursuant to
     Section 2.5(a);

                    (iii) if required pursuant to Section 2.2(a)(iii)(1), cash in the amount of the Audited Financial Statements Holdback for distribution amongst them on a pro rata basis according to their ownership interest in the Securities as set forth on Exhibit B hereto; and

                    (iv) duly executed counterparts to the Non-Competition Side Agreement, the Tax Indemnity Side Agreement, the AFS Holdback Escrow Agreement and the Closing Escrow Agreement.

          Section 2.5 Delivery of Audited Financial Statements.

               (a) Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 6.4(b), on or prior to the EIGHTH Business Day following the date hereof either party may, upon written notice to the other parties, cause the Closing to be delayed until the earlier of (i) seven calendar days following such EIGHTH Business Day following the date hereof or (ii) the first Business Day following delivery of the Audited Financial Statements; provided, however that if Sellers shall not have delivered the Audited Financial Statements to Purchaser by 10:00 a.m., Eastern Standard Time, on the seventh calendar day following such EIGHTH Business Day following the date hereof, then the Closing shall occur on such seventh calendar day following such EIGHTH Business Day following the date hereof, subject to satisfaction or waiver of all conditions to Closing (other than those conditions which, by their nature, can only be satisfied or waived at Closing).

               (b) Notwithstanding anything to the contrary contained herein, in the event that the Closing shall have occurred and Purchaser shall have delivered the Audited Financial Statements Holdback Amount to the AFS Holdback Escrow Agent pursuant to Section 2.2(a)(iii)(2), and, as of 5:00 p.m., Eastern Standard Time, on the 150th (one hundred fiftieth) calendar day following the Closing Date, Purchaser shall not have received the Audited Financial Statements for any reason other than solely as a consequence of Purchaser's breach of its obligations set forth in Section 2.5(d), then (i) Purchaser shall deliver or cause to be delivered (x) to the AFS Holdback Escrow Agent, instructions to release and deliver the Audited Financial Statements Holdback (together with interest accrued thereon) to Purchaser and (y) to the Closing Escrow Agent, instructions to release and deliver the Closing Escrow Amount (together with interest accrued thereon) to Purchaser and (ii) Sellers shall as a consequence thereof be deemed to have made a payment for indemnification pursuant to clause
(i) of Section 5.1 in an aggregate amount of $6,500,000 (six million five hundred thousand dollars) and, thus, shall have no further liability or obligation to Purchaser under this Agreement for Losses incurred in connection with or resulting from any actual breach of any representation or warranty made by the Sellers in this Agreement or the Related Instruments, except in the case of (A) breaches of the representations and warranties contained in Sections 1.1(b) (Corporate Organization; Authority), 1.2 (Capitalization) and 1.9 (Brokers, Finders and Investment Bankers) of Exhibit F; and (B) fraud, provided, however that, for the avoidance of doubt, any payments for indemnification pursuant to clause (i) of Section 5.1 that Sellers may have theretofore made shall not affect Purchaser's right to cause delivery of the Audited Financial Statements Holdback and the Closing Escrow Amount to Purchaser as contemplated by this Section 2.5(b).

               (c) Notwithstanding anything to the contrary contained herein, in the event that the Closing shall have occurred and Purchaser shall have delivered the Audited Financial Statements Holdback Amount to the AFS Holdback Escrow Agent pursuant to Section 2.2(a)(iii)(2), and Purchaser shall have received the Audited Financial Statements before 5:00 p.m., Eastern Standard Time, on or prior to the 150th (one hundred fiftieth) calendar day following the Closing Date, then Purchaser shall, on the second Business Day following such delivery, deliver or cause to be delivered to the AFS Holdback Escrow Agent instructions to release and deliver the Audited Financial Statements Holdback to Sellers for distribution amongst them on a pro rata basis according to their ownership interest in the Securities as set forth on Exhibit B hereto together with any interest accrued thereon; provided, however that if Net Income as calculated in such Audited Financial Statements shall be an amount less than or equal to 85% of $6,100,000 (six million one hundred thousand dollars) then (i) the Purchase Price shall be reduced by the amount of the Audited Financial Statements Holdback and Purchaser shall deliver, or cause to be delivered, instructions to the AFS Holdback Escrow Agent to release and deliver the Audited Financial Statements Holdback (together with interest accrued thereon) to Purchaser and
(ii) Sellers shall as a consequence thereof be deemed to have made a payment for indemnification pursuant to clause (i) of Section 5.1 in an aggregate amount of $3,250,000 (three million two hundred fifty thousand dollars) and, thus, the further liability or obligation of Sellers to Purchaser under this Agreement for Losses incurred in connection with or resulting from any actual breach of any representation or warranty made by the Sellers in this Agreement and the Related Instruments shall be limited to a further amount of $3,250,000 (three million two hundred fifty thousand dollars), except in the case of Losses resulting from any Seller's breach of the representations and warranties contained in Sections 1.1(b) (Corporate Organization; Authority), 1.2 (Capitalization) and 1.9 (Brokers, Finders and Investment Bankers) of Exhibit F; and (B) fraud; provided, however that, for the avoidance of doubt, any payments for indemnification pursuant to clause (i) of Section 5.1 that Sellers may have theretofore made shall not affect Purchaser's right to cause delivery of the Audited Financial Statements Holdback to Purchaser as contemplated by this Section 2.5(c).

               (d) In the event that the Audited Financial Statements have not been delivered at or prior to the Closing, the procedures set forth in this
Section 2.5(d) shall apply. The parties shall use their reasonable best efforts to cause Grant Thornton to deliver the Audited Financial Statements to Purchaser and Sellers as soon as practicable. If Grant Thornton is unable or unwilling to make such a delivery, then Purchaser shall use its reasonable best efforts to cause another nationally recognized accounting firm to perform such audit and to deliver the Audited Financial Statements as soon as practicable. All post-Closing costs in connection with any such audit shall be borne by GV Delaware. Purchaser agrees that from and after the Closing it shall use best efforts to cooperate in good faith with the auditor preparing the Audited Financial Statements, and shall not seek to alter or change any accounting policies or take any other action that would cause the calculation of the Audited Financial Statements to differ from the Unaudited Financial Statements, other than as required by Law or GAAP to present fairly the financial position of the Companies. Upon reasonable request by the Sellers, the Companies shall provide audit updates to the Sellers. In addition, to the extent that Purchaser or any entity controlled by Purchaser shall be deemed to be the auditor's client and that such auditor may require Purchaser's (or such other entity's) consent or waiver to respond to Sellers' reasonable requests for updates and information regarding the progress of the audit or any other matters relating to the audit or the Audited Financial Statements, Purchaser shall give (or cause to be given) such consent or waiver.

               (e) The provisions of this Section 2.5 shall be Purchaser's sole remedy for any Losses arising directly from either (i) Sellers' delay in delivering or failure to deliver the Audited Financial Statements or (ii) any differences or discrepancies between the Audited Financials and the Unaudited Financials, and Purchaser shall not be entitled to any other indemnification or remedy with respect thereto, except in the case of fraud; provided, however that the foregoing shall not affect Purchaser's indemnification rights with respect to Losses not arising directly from the circumstances set forth in clauses (i) and (ii) hereof, to the extent that the limitations on Sellers' liability for indemnification set forth in Section 5.4 have not been met.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

          Section 3.1 Representations and Warranties of Sellers . Each Seller (jointly and severally with respect to each other Seller) represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing, that all of the statements contained in Exhibit F are true and complete.

          Section 3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers, as of the date of this Agreement and as of the Closing, that all of the statements contained in Exhibit G are true and complete.


                                   ARTICLE IV
                                    COVENANTS

          Section 4.1 Satisfaction of Conditions.

               (a) The Purchaser and the Sellers shall cooperate with each other and use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and the Related Instruments and applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Related Instruments as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, applications and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement and the Related Instruments.

               (b) Sellers and the Purchaser shall keep each other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other communications received by the Purchaser or the Sellers, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement, and Sellers shall give prompt notice to Purchaser of any change or changes that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

          Section 4.2 Conduct of Business. Each of the Sellers agrees that from and after the date hereof until the Closing, except as otherwise consented to by Purchaser in writing or as expressly provided by this Agreement, it shall cause (or, in the case of clauses (a), (b) and (f) below, it shall use its best efforts to cause):

               (a) the business, operations, activities and practices of the Companies to be conducted in the ordinary course of business consistent with past practice;

               (b) the Companies to preserve their business organization intact, to preserve the goodwill of suppliers, customers, independent contractors and others with whom material business relationships exist and to keep available the services of the present officers of the Companies and the services of those employed by the Companies;

               (c) the Companies not to incur, or assume or become subject to, whether directly, indirectly or by way of guarantee or otherwise, any indebtedness (except for salaries and wages incurred in the ordinary course of business consistent with past practice) in excess of $100,000 in the aggregate, or any other liability (whether fixed or contingent, liquidated or unliquidated) that has been assumed or imposed other than in the ordinary course of business consistent with past practice;

               (d) the Companies not to issue, sell or dispose of any capital stock or other equity interest in the Companies or any options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interests or otherwise make or effect any change in the issued and outstanding capitalization of the Companies (other than the termination of employee stock options by buy-out or other means);

               (e) the Companies not to (i) declare any dividend or make any distribution of any assets of any kind whatsoever to any of their stockholders including, without limitation, distributions in redemption of or as the purchase price for any capital stock or equity interest, or in discharge or cancellation, in whole or in part, of any indebtedness, whether in payment of principal, interest or otherwise or (ii) loan money to, make any investment in or enter into any agreement or arrangement with any Affiliate thereof; provided, however that nothing in this Section 4.2(e) shall be deemed to prevent the Companies from declaring and effecting dividends to their stockholders of cash;

               (f) the Companies to maintain credit card reserves or "restricted cash" (as such term is used in the balance sheets of the Companies) in the ordinary course consistent with past practice and to take no action that shall cause the depletion or diminution of such credit card reserves or "restricted cash" (other than in the ordinary course consistent with past practice) below the limits or minimums which may be required from time to time by credit card, or credit card processing, companies with which the Companies do business or otherwise damage the business relationship between any of the Companies and any credit card, or credit card processing, company.

               (g) the Companies not to pledge, or to permit the imposition of any Liens upon, any of the capital stock or equity interests of any of the Companies;

               (h) the Companies not to (i) sell, lease, transfer, assign or otherwise dispose of any of its assets other than in the ordinary course of business consistent with past practice, (ii) license, sell, transfer, pledge, modify, disclose, dispose of, abandon, permit to lapse, or take any action that would be reasonably expected to result in the loss of any material right under or respecting, or enter into any settlement regarding the breach or infringement of, any Company Intellectual Property Assets, or (iii) permit or allow any of its material assets to be subject to any additional Lien (other than Permitted Liens); and

               (i) the Companies not to enter into any agreement or commit to take any action which would, if taken on or before the Closing Date, result in a breach of the foregoing covenants contained in this Section 4.2, make any of the representations or warranties of the Sellers contained in this Agreement untrue or incorrect as of the Closing Date or prevent any of the Sellers from performing or cause any of the Sellers not to perform their respective covenants hereunder.

          Section 4.3 Investigatory Due Diligence.

     During the period commencing on the date hereof and ending on the Closing Date, each Seller will, and will cause the Companies and will instruct its and their officers, directors, employees, auditors and agents to, provide or deliver to Purchaser and its accountants, investment bankers, counsel, and other authorized representatives complete access at reasonable times, during regular business hours, to all of their premises, employees, properties, contracts, commitments, books, records, operating instructions and procedures, Tax Returns and other information as Purchaser may request in its sole discretion for the purpose of conducting a diligence investigation of the Companies, the Companies' financial position and the Company Business; provided, however, that any such investigation shall be conducted at Purchaser's expense.

          Section 4.4 No Solicitation of, or Response to, Acquisition Proposals.

               (a) During the period from and after the execution and delivery of this Agreement by the parties hereto and continuing until the earlier of (i) the Closing or (ii) the termination of this Agreement for any reason, the Sellers shall not, and shall cause the Companies and their respective directors, officers, employees, representatives (including any investment bankers, attorney or accountant retained by any such Persons) or agents not to, directly or indirectly, solicit, initiate, continue, encourage, or facilitate, enter into discussions concerning, or provide any data with respect to or respond to, any Acquisition Proposal or any inquiry or proposal which may reasonably be expected to lead to any Acquisition Proposal, and shall promptly communicate the existence (but not the terms) of any such Acquisition Proposal to the Purchaser. Immediately after the execution and delivery of this Agreement, the Sellers shall, and shall cause the Companies to, and shall instruct the officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives of the Sellers and the Companies to, cease and terminate all existing activities, discussions or negotiations with any parties heretofore conducted with respect to any Acquisition Proposal. As used herein, the term "Acquisition Proposal" shall mean any inquiry, offer or proposal for the acquisition (by merger, stock purchase or otherwise) of any of the Companies or all or any portion of their respective or collective assets or any equity interest therein.

               (b) Each of the Sellers acknowledges and agrees that the Purchaser will expend considerable amounts in connection with the Acquisition and entering into this Agreement and the Related Instruments, and, as a consequence thereof, the provisions of this Section 4.4 are reasonable and shall be binding upon the Sellers in accordance with its terms. Any failure by the respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives of the Companies and the Sellers under this Section 4.4 shall constitute a breach by the Companies and Sellers of this Section 4.4.

          Section 4.5 Break-Up Fee

               (a) If, upon satisfaction or waiver of all conditions to the obligations of the Sellers to effect the Closing contained in this Agreement (other than any such conditions which, by their nature, can only be satisfied at Closing), Purchaser is ready and willing to close and the Closing shall not occur solely due to a bad faith and intentional breach by any Seller of any representation, warranty or covenant contained herein, then Sellers shall jointly and severally pay Purchaser an amount in cash equal to $1,500,000 (one million five hundred thousand dollars) as liquidated damages and not a penalty, which payment shall be due and payable five Business Days following the earliest possible date on which the Closing would have occurred in the absence of such Seller's bad faith and intentional breach.

               (b) If (i) Sellers shall, as a result of any Seller's bad faith and intentional breach, be obligated to make the payment referenced in Section 4.5(a) and (ii) Sellers shall have entered into a definitive agreement for the acquisition (by merger, stock purchase or otherwise) of the Companies or all or any material portion of their collective assets (including by merger or purchase of the stock or equity of the Companies) within nine months of the termination of this Agreement, then Sellers shall jointly and severally pay Purchaser $5,500,000 (five million five hundred thousand dollars) in addition to any amounts payable pursuant to Section 4.5(a), in cash as liquidated damages and not a penalty which payment shall be due and payable five Business Days following consummation the acquisition contemplated by such agreement.

               (c) The parties hereto acknowledge that because of the unique circumstances relating to this Agreement and the Acquisition it would be difficult or impossible to determine with precision the amount of damages that would or might be incurred by Purchaser as a consequence of Sellers' breach of its obligations under this Agreement, and that Purchaser shall be damaged as a result of such breach, and that the liquidated damages payments set forth in this Section 4.5 represents a reasonable estimate of fair compensation for the loss of business opportunity and other damages that may be reasonably anticipated to be suffered by Purchaser as a consequence of such breach and such payment is in addition to any other remedies (but not other money damages remedies) to which Purchaser may be entitled under this Agreement.

          Section 4.6 Transfer and Similar Taxes; Other Tax Matters.

               (a) Notwithstanding any other provision of this Agreement to the contrary, the Sellers shall assume and promptly pay all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party incurred in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"), and the Companies and the Sellers shall, at the Sellers' expense, procure any stock transfer stamps required by, and accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

               (b) Solely for the purpose of the filing of Tax Returns and the calculation of Taxes owed by Purchaser or any of the Sellers, any amounts paid by the Purchaser or the Sellers under this Agreement or any Related Instrument, other than the Purchase Price, shall be treated as adjustments to the Purchase Price.

          Section 4.7 Indemnification.

     Purchaser agrees that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of any of the Companies with respect to actions taken in their capacities as directors or officers thereof prior to the Closing as provided in the organizational documents thereof and any applicable indemnification agreements will continue in full force and effect following the Closing unamended, except to the extent that any such rights of indemnification may be deemed to apply to or cover any action, or failure to act, by any Seller which would result in a breach of any covenant, obligation, representation or warranty set forth in this Agreement and the Related Instruments. Sellers jointly and severally represent and warrant that Section 4.7 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all such indemnification agreements.

          Section 4.8 General Release and Waiver.

               (a) Except as expressly set forth in Section 4.7 and this Section 4.8, each of the Sellers (on behalf of itself and its controlled Affiliates, successors, executors, heirs and assigns) hereby releases, remises and acquits the Purchaser, the Companies and all of their respective Affiliates, successors and assigns, and their respective officers, directors, shareholders, members, agents, executives, consultants, independent contractors, attorneys, and advisers (in their capacities as such), jointly and severally, from any and all claims, known or unknown, which such Seller or such Seller's controlled Affiliates, successors, executors, heirs or assigns have or may have against any of such parties arising on or prior to the date of this Agreement and any and all liability which any of such parties may have to such Seller or such Seller's controlled Affiliates, successors, executors, heirs or assigns whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated (collectively, "Claims"). Each Seller further agrees not to file or permit to be filed on such Seller's or such Seller's controlled Affiliates' behalf any such Claim. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This release shall not apply to any claims that each Seller may have against the Purchaser or its Affiliates arising from, relating to or in connection with, the Purchaser's or its respective Affiliates' obligations pursuant to this Agreement and the Related Instruments.

               (b) Each of the parties hereto acknowledges that Purchaser's agreements hereunder are being provided in consideration of the release contained in this Section 4.8 and that they may not otherwise be entitled to certain of the benefits described herein. Each of the parties hereto agrees not to make any claim or take any position inconsistent with such release.

          Section 4.9 Transfer of UIM.

     Notwithstanding anything to the contrary contained herein, Sellers agree that, if requested by Purchaser prior to the Closing, they shall, or shall cause, the outstanding equity interests of UIM to be transferred to a third party designated by Purchaser, effective as of the Closing (provided that Sellers shall not be obligated to incur any additional liability for Taxes in connection with such transfer to a third party).


                                    ARTICLE V
                                 INDEMNIFICATION

          Section 5.1 Indemnification by the Sellers. Subject to the limitations set forth in Section 5.4, from and after the Closing, the Sellers shall, jointly and severally, indemnify the Purchaser, the Companies and their respective subsidiaries and Affiliates, and their respective successors and assigns, and their respective officers, directors, stockholders, employees and Affiliates (collectively, the "Purchaser Indemnified Parties") from and against, and shall reimburse the same for and in respect of, any and all losses, costs, fines, liabilities, claims, penalties, damages and expenses (including all reasonable legal and accounting fees and expenses) of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated (collectively "Losses") incurred in connection with or resulting from (i) any actual breach of any representation or warranty made by the Sellers in this Agreement and the Related Instruments; (ii) any actual breach of any agreement or covenant of Sellers contained in this Agreement or the Related Instruments; (iii) the extent to which Working Capital at Closing is less than as represented in the Closing Date Working Capital Statement; or (iv) the completion, commencement or partial completion of the reorganization of the Companies (including the transfer of the equity interests of GV UK, GV Alderney and UIM to GV Ireland) as contemplated in the Information Memorandum. For all purposes of this Article V, the disclosure required in connection with any specific representation or warranty made by Sellers in this Agreement and the Related Instruments shall be qualified by the Seller Disclosure Schedule as updated as of the Closing.

          Section 5.2 Indemnification by the Purchaser. Subject to the limitations set forth in Section 5.4, from and after the Closing, the Purchaser shall indemnify the Sellers and their respective subsidiaries, Affiliates, and their respective successors and assigns, and their respective officers, directors, stockholders, employees and Affiliates (collectively, the "Seller Indemnified Parties") from and against, and shall reimburse the same for and in respect of, any and all Losses incurred in connection with or resulting from (i) any actual breach of any representation or warranty made by the Purchaser in this Agreement or the Related Instruments or (ii) any actual breach of any agreement or covenant of the Purchaser contained in this Agreement or the Related Instruments.

          Section 5.3 Indemnification Procedures.

               (a) Notice. A party entitled to indemnification under this
ARTICLE V (an "Indemnified Party") agrees to give each party obligated to provide indemnification pursuant to this ARTICLE V (an "Indemnifying Party") reasonably prompt written notice (the "Claim Notice") of any claim, assertion, event, condition or proceeding by or in respect of any third party (each, a "Third Party Claim") of which it has knowledge concerning any Loss as to which it may request indemnification hereunder. The Claim Notice shall describe in reasonable detail the nature of the claim, including an estimate, if practicable, of the amount of Losses that have been or may be suffered or incurred by the Indemnified Party attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement.

               (b) Conduct of Defense. An Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within five days of its receipt from the Indemnified Party of the Claim Notice, to conduct at its expense the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Indemnified Party. When the Indemnifying Party assumes the defense, the Indemnified Party shall have the right to approve the defense counsel (such approval not to be unreasonably withheld or delayed) and the Indemnified Party will have no liability for any compromise or settlement of any such claim that is effected without its prior written consent, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which party defends such Third Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In the event that the Indemnifying Party shall fail to give the Defense Notice within the time prescribed by this subsection (b), the Indemnified Party shall have the sole right to conduct such defense and the Indemnified Party may pay, compromise or defend such claim or proceeding at the Indemnifying Party's expense. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim and the basis of the Indemnified Party's request for indemnification under this Agreement.

               (c) For purposes of calculating damages for which an Indemnifying Party shall be liable to any Indemnified Party hereunder, all materiality exceptions and qualifications set forth in any representation or warranty contained in this Agreement or the Related Instruments (including any exhibits and schedules delivered hereunder or thereunder) shall be disregarded.

          Section 5.4 Limitations on Indemnification.

               (a) In no event shall Sellers be liable for indemnification pursuant to clause (i) of Section 5.1 hereof unless and until the aggregate of all Losses set forth (except for Taxes, which shall be subject to the indemnification procedures set forth in the Tax Indemnity Side Agreement) which are incurred or suffered by the Purchaser Indemnified Parties exceeds $200,000 (the "Deductible"), in which case the Purchaser Indemnified Parties shall only be entitled to indemnification for such Losses in excess of such amount; provided, that Seller shall not be required to make payments for indemnification pursuant to clause (i) of Section 5.1 in an aggregate amount in excess of $6,500,000 (six million five hundred thousand dollars), except in the case of
(i) Losses resulting from any Seller's breach of the representations and warranties contained in Sections 1.1(b) (Corporate Organization; Authority), 1.2 (Capitalization) and 1.9 (Brokers, Finders and Investment Bankers) of Exhibit F, in which event Sellers shall not be required to make payments for indemnification in an aggregate amount in excess of the Purchase Price; (ii) fraud, in which event there shall be no limitation on Sellers' liability.

               (b) In no event shall any Indemnified Party be entitled to indemnification pursuant to Section 5.1 or Section 5.2 for any Loss related to an otherwise indemnifiable breach or series of related breaches of any representation or warranty not in excess of $10,000 (the "De Minimis Amount"), but, subject to the Deductible, each Indemnified Party may make a claim for the full amount of any claim for any such Loss in excess of the De Minimis Amount beginning with the first dollar of such claim.

               (c) Any amounts payable under this ARTICLE V shall be calculated after giving effect to the actual recognized Tax benefit to the Indemnified Party resulting from the damage, loss, liability or expense that is the subject of the indemnity. For purposes of this subparagraph, an actual recognized Tax benefit is an actual reduction in Taxes payable or a refund of Taxes previously paid.

               (d) The Sellers will have a right of contribution against each other with respect to amounts actually paid pursuant to this ARTICLE V, but such right of contribution will in no way limit or affect the Purchaser's rights contained in this ARTICLE V.

               (e) Notwithstanding anything to the contrary contained herein, any Losses related to clauses (iii) or (iv) of Section 5.1 shall not be subject to the Deductible or the De Minimis Amount, and shall not reduce the total amount of indemnification to be provided pursuant to Section 5.4(a).

          Section 5.5 Closing Escrow Payment. At the Closing, the Purchaser shall deliver the Closing Escrow Payment to the Closing Escrow Agent in accordance with Section 2.4(b) hereof (the "Closing Escrow Fund"), to be managed pursuant to the Closing Escrow Agreement. The Closing Escrow Fund shall be disbursed as follows:

               (a) to the Purchaser as the first source to pay for Losses any Purchaser Indemnified Party is entitled to be indemnified for pursuant to this Agreement or the Related Instruments;

               (b) upon expiration of the six month anniversary of the Closing Date, the amount in the Closing Escrow Fund that is in excess of $1,625,000 (one million six hundred twenty-five thousand dollars) and that is not subject to claims of any Purchaser Indemnified Party shall be disbursed to the Seller; and

               (c) upon expiration of the one-year anniversary of the Closing Date, the amount remaining in the Closing Escrow Fund that is not subject to claims of any Purchaser Indemnified Party shall be disbursed to the Seller.

          Section 5.6 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement and the Related Instruments shall survive until the first year anniversary of the Closing, provided, however that (i) the representations and warranties of Sellers contained in Section 1.1(b) (Corporate Organization; Authority), Section
1.2 (Capitalization; Subsidiaries), Section 1.9 (Brokers, Finders and Investment Bankers) and 1.14 (Certain Tax Matters) of Exhibit F shall survive until 120 days after the expiration of the statute of limitations applicable thereto (including any and all valid extensions thereof) and (ii) the representations and warranties of Sellers contained in Section 1.17 (GV Ireland) of Exhibit F shall survive in perpetuity. A party may seek indemnification with respect to a breach of any such representation or warranty any time prior to the expiration of the time period applicable to such representation or warranty. Notwithstanding anything to the contrary contained herein, all representations and warranties made by the Sellers and the Purchaser in this Agreement or the Related Instruments or in any schedule or other document delivered pursuant hereto or thereto, and the liability with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice stating the nature of the claim prior to the date on which such representation or warranty would otherwise expire. The parties' respective covenants and agreements contained in this Agreement or the Related Instruments or in any certificate, schedule, list, exhibit, agreement, document or other writing delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby shall survive indefinitely unless otherwise specifically set forth herein or therein. Notwithstanding anything to the contrary in this Agreement or the Related Instruments, (a) no investigation by a party shall affect the representations, warranties, covenants and agreements of the other parties under this Agreement or the Related Instruments or in any certificate, schedule, list, exhibit, agreement, document or other writing delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby furnished or to be furnished to the other parties and (b) such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the Closing or of the fact that the other party or parties knew or should have known that any of the same is or might be inaccurate in any respect.

          Section 5.7 Tax Indemnification. The provisions of this ARTICLE V (other than Section 5.6) shall not govern indemnification for Taxes, which shall be governed instead by the Tax Indemnity Side Agreement.

          Section 5.8 Sole Remedy. The provisions of this ARTICLE V shall be the parties' sole and exclusive remedy, each against the other, for recoveries of monetary damages with respect to misrepresentations and breaches and failures to comply with or non-fulfillment of the representations and warranties in this Agreement (except for matters of fraud), but shall not affect any parties right to seek specific performance pursuant to Section 7.11.


                                   ARTICLE VI
                       CONDITIONS TO CLOSING; TERMINATION

          Section 6.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Acquisition and the other transactions contemplated hereunder are subject to the satisfaction, at or prior to the Closing, of the following conditions unless waived by the Purchaser in writing:

               (a) The Sellers shall have performed and complied in all material respects with their obligations under this Agreement and the Related Instruments required to be performed by them at or prior to the Closing.

               (b) Each of the representations and warranties of Sellers contained in this Agreement and the Related Instruments of this Agreement shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly agreed to be made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect.

               (c) The Purchaser shall have received a certificate signed by or on behalf of each of the Sellers attesting to the satisfaction of the conditions set forth in Section 6.1(a) and Section 6.1(b).

               (d) The Seller shall have delivered the unaudited statement of Working Capital described in Section 1.2(b).

               (e) Robert Cahill shall have entered into a new employment agreement with GV Delaware or with Purchaser on terms satisfactory to the Purchaser.

               (f) The Purchaser shall have completed its investigation of the Companies and the Company Business in accordance with Section 4.3, and the Purchaser shall not have discovered or become aware of any fact or circumstance which, in the sole discretion of Purchaser, would make it inadvisable to consummate the Closing.

               (g) The Sellers shall have made the deliveries required by
Section 2.3.

          Section 6.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Acquisition and the other transactions contemplated hereunder are subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions, unless waived by the Sellers in writing:

               (a) The Purchaser shall have performed and complied in all material respects with its obligations under this Agreement required to be performed by it at or prior to the Closing Date.

               (b) Each of the representations and warranties of Purchaser contained in this Agreement and the Related Instruments shall be true and correct (without giving effect to any "materiality" qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly agreed to be made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

               (c) Sellers, or their counsel, shall have received a certificate signed by an authorized officer of the Purchaser to the effect of Section 6.2(a) and Section 6.2(b).

               (d) The Purchaser shall have made the deliveries required by
Section 2.4.

          Section 6.3 Conditions to Each Party's Obligations. Unless waived by the Purchaser and Sellers in writing, the obligations of each party to effect the Acquisition and the other transactions contemplated hereunder are subject to the condition that no Laws shall have been adopted or promulgated and no temporary restraining order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby, and that, at or prior to the Closing Date, all material consents, orders or approvals of, declarations or filings with, and expirations of waiting periods imposed by, any Governmental Entity or third party that are required for the consummation of the transactions contemplated hereby, if any, shall have been obtained and in effect.

          Section 6.4 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

               (a) by mutual written consent of Sellers and the Purchaser;

               (b) by either the Purchaser or Sellers, if the Closing has not occurred on or before May 15, 2004 (subject to extension, to the extent necessary, to allow time for receipt of any regulatory approvals but in no event later than June 30, 2004) (the "Drop Dead Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 6.4(b) shall not be available to any party whose breach of a covenant, representation or warranty has proximately contributed to the failure of the Closing to occur on or before such date;

               (c) by either the Purchaser or Sellers, if a federal, state or foreign court of competent jurisdiction or Governmental Entity shall have issued an order, judgment, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, judgment, decree, ruling or other action shall be final and non-appealable; provided, however that the party seeking to terminate this Agreement pursuant to this clause shall have used reasonable best efforts to remove such order, judgment, decree, ruling or action;

               (d) by the Purchaser, if the Sellers shall have breached the provisions of Section 4.4 hereof;

               (e) by the Purchaser, if there has been a violation or breach by any Seller of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition contained in
Section 6.1 hereof incapable of fulfillment and such violation or breach has not been waived by the Purchaser; or

               (f) by Sellers, if there has been a violation or breach by the Purchaser of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition contained in
Section 6.2 hereof incapable of fulfillment and such violation or breach has not been waived by Sellers.

From and after the later of the eighth Business Day following the date hereof or any other scheduled Closing Date as the parties may agree in writing, if Sellers shall give written notice to Purchaser that a condition to Purchaser's conditions to Closing shall not or cannot be satisfied, despite Sellers' best efforts to satisfy or cause the satisfaction of such condition, then Purchaser shall either waive such condition or consent to the termination of this Agreement, and Purchaser's failure to provide such waiver or consent within two

Business Days of such notice shall be deemed consent to termination of this Agreement pursuant to Section 6.4(a).

          Section 6.5 Effect of Termination.

               (a) In the event that this Agreement is terminated pursuant to
Section 6.4 for any reason other than as a result of any Seller's breach of its representations, warranties, covenants, and obligations contained herein and in the Related Instruments or any Seller's failure to perform hereunder or thereunder, Sellers shall be entitled to keep the Good Faith Deposit and Purchaser shall cause the Signing Escrow Agent to release the Signing Escrow Amount (together with any interest accrued thereon) to Purchaser; provided, however that if at the date of such termination either (i) Purchaser shall have become aware of any fact, event or circumstance of whatever nature in the light of which a reasonable person would conclude that any material statement, representation or warranty contained in the Information Memorandum (as hereinafter defined) be untrue, incorrect or misleading in any material respect as of such date and which a reasonable person would conclude to be material in an adverse way to an evaluation of the Company Business or (ii) the January/February Unaudited Financial Statements show a material reduction in revenues or net income from the Initial January/February Unaudited Financial Statements, then Sellers shall return the Good Faith Deposit to Purchaser; and provided, further, that notwithstanding anything to the contrary in this Agreement, the Good Faith Deposit shall constitute Sellers' sole remedy for any liability of Purchaser arising from the termination of this Agreement.

               (b) In the event this Agreement is terminated, or the transaction shall not have closed by the Drop Dead Date, in either such case solely as a result of any Seller's breach of its representations, warranties, covenants, and obligations contained herein and in the Related Instruments or any Seller's failure to perform hereunder or thereunder, then, promptly following such termination or the Drop Dead Date, as applicable, Sellers shall return the Good Faith Deposit to Purchaser and the Purchaser shall cause the Signing Escrow Agent to release the Signing Escrow Amount (together with any interest accrued thereon) to Purchaser.

               (c) In the event of termination of this Agreement pursuant to
Section 6.4, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of its Affiliates, directors, officers or stockholders, except (a) as stated in Section 4.5, this Section 6.5 and ARTICLE VII, which shall survive such termination, and
(b) no such termination shall relieve any party hereto of any liability for the breach of any representation, warranty, covenant or agreement hereunder by such party.


                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

          Section 7.1 Transactional Costs. Except as set forth in Section 4.6, the Purchaser shall be responsible for all of its legal, accounting, advisory and other fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby and the Sellers shall be responsible for all legal, accounting (including all costs and fees), advisory and other fees and expenses incurred by the Companies and the Sellers in connection with this Agreement and the consummation of the transactions contemplated hereby, including the fees and expenses of Grant Thornton Corporate Finance LLC incurred in connection with the negotiation and consummation of the Acquisition.

          Section 7.2 Successors and Assigns. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that the Purchaser may, in its sole discretion, assign some or all of its rights and obligations hereunder to an Affiliate of the Purchaser; provided, however that no such assignment shall relieve the Purchaser of its obligations hereunder.

          Section 7.3 Publicity. Sellers shall not issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser.

          Section 7.4 Notices. All notices, requests, consents, instructions and other communications required or permitted to be given hereunder shall be in writing and hand delivered, sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below or by facsimile transmission; receipt shall be deemed to occur on the date of actual receipt if delivered personally or by registered or certified mail and 2 hours from the time of transmission if sent by facsimile.

               (a) if to Purchaser, to:

                        GigaMedia International Limited
                        122 Tun Hwa North Rd. - 15th Floor
                        Taipei, Taiwan
                        Republic of China
                        Attention: Arthur Wang
                        Fax: +8862-8770-7576

                   with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        Four Times Square
                        New York, NY 10036
                        Attention:  Robert Chilstrom, Esq.
                        Fax: +1-212-735-2000

               (b) if to any Seller, to the address set forth under such Seller's name on Exhibit A hereto; with a copy to Sellers' counsel; or such other address or persons as the parties may from time to time designate in writing in the manner provided in this Section 7.4.

          Section 7.5 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto represent the entire agreement and understanding of the parties hereto with respect to the transactions contemplated herein.

          Section 7.6 Invalidity. If any of the provisions of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event that any provision of this Agreement is held invalid or unenforceable, the parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of the Agreement and, on so agreeing, shall incorporate such substitute provision in the Agreement.

          Section 7.7 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Related Instruments or the transactions contemplated hereby or thereby.

          Section 7.8 Amendments and Waivers. Subject to Section 2.3(viii) hereof, this Agreement and the Related Instruments may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and Sellers (or their counsel) or, in the case of a waiver, by the party waiving compliance or his or her representative. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

          Section 7.9 Headings. The article and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          Section 7.10 Terms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          Section 7.11 Specific Performance; Governing Law; Jurisdiction and Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Related Instruments were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Related Instruments, this being in addition to any other remedy to which they are entitled at law or in equity. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles. Each party hereby agrees that any proceeding relating to this agreement and the transactions contemplated hereby shall be brought in a State Court of New York or a federal court located in New York. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such New York or federal court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such New York or federal court and any claim that any such New York or federal court is an inconvenient forum.

          Section 7.12 No Third Party Beneficiaries. Except as expressly contemplated in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 7.13 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          Section 7.14 Interpretation. The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Unless otherwise stated, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

          Section 7.15 Beneficial Ownership. Any calculation of the number of securities "held or beneficially owned by" a particular Person or group of Persons shall be calculated without duplication.

          Section 7.16 Currency. Unless otherwise expressly provided herein, all payments to be made among the parties to this Agreement shall be paid in, and all references to currency, dollars or money shall be references to, lawful currency of the United States of America.

          Section 7.17 Certain Definitions.

          The following terms, as used herein, have the following meanings:

               (a) "Affiliate" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

               (b) "Audited Financial Statements" means the audited combined balance sheet of GV Trust (together with all of the Companies and all of the Company Subsidiaries) as of December 31, 2003, together with the audited statements of operations and cash flows for the year then ended (including the combined statements of operations and cash flows of each of the Companies and each of the Company Subsidiaries for the year then ended) (such balance sheet and such statements not to be subject to any qualifications).

               (c) "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

               (d) "Code" means the Internal Revenue Code of 1986, as amended.

               (e) "Companies" means GV Delaware, GV Alderney, GV UK and UIM and their directly or indirectly owned Subsidiaries.

               (f) "Company Business" means the business of the Sellers and their Affiliates (including the Companies) of being an application service provider and turnkey gaming service provider to internet gaming websites, and of creating, developing, distributing, marketing, licensing, supporting, updating and maintaining software and software services and other intellectual property related to internet gaming, and of providing related web-hosting, network support, and other financial, administrative and "back-office" services, support or resources.

               (g) "Control" means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

               (h) "GAAP" means generally accepted accounting principles as applied in the United States.

               (i) "Governmental Entity" means any federal, state, or local or foreign government, any political subdivision thereof or any judicial, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

               (j) "GV Alderney" means Grand Virtual (Alderney) Limited, a company limited by shares organized under the laws of Alderney.

               (k) "GV Delaware" means Grand Virtual, Inc., a corporation organized under the laws of the State of Delaware.

               (l) "GV Ireland" means Grand Virtual Ireland Limited, a company limited by shares and organized under the laws of the Republic of Ireland

               (m) "GV UK" means Grand Virtual Limited, a company limited by shares organized under the laws of the United Kingdom.

               (n) "GV Trust " means GV Enterprises Voting Trust as organized pursuant to the GV Enterprises Voting Trust Agreement, dated as of December 20, 2003, by and among Saidakovsky, Ganelis and Utin.

               (o) "Information Memorandum" means the Information Memorandum attached hereto as Exhibit N.

               (p) "IRS" means the Internal Revenue Service.

               (q) "Knowledge" of any Person with respect to any specific matter means (i) the actual knowledge of such Person or, if such Person is not a natural person, of any director or executive officer of such Person, and (ii) if such Person is a Seller, the actual knowledge of Bob Cahill.

               (r) "Laws" means all statutes, rules, codes, regulations, ordinances, orders, rulings, decrees, approvals, judgments, injunctions, writs or awards of, or issued by any Governmental Entity and, in each case, which is applicable to the Companies or the Company Business.

               (s) "Liens" means any mortgage, pledge, security interest, lien or comparable encumbrance.

               (t) "Material Adverse Effect" means any facts, events, circumstances or occurrences that individually or in the aggregate constitute a material adverse effect on the business, financial condition, prospects or results of operations of the Companies or the Company Business, taken as a whole.

               (u) "Net Income" means net income determined in accordance with GAAP but without giving effect to non-cash stock compensation charges, if any.

               (v) "Non-Competition Side Agreement" means a Non-Competition Side Agreement in substantially the form of Exhibit H hereto.

               (w) "Person" means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or entity of any kind whatsoever, including any Governmental Entity. References to a Person are also to its permitted successors and assigns.

               (x) "Related Instruments" means the Signing Escrow Agreement, the AFS Holdback Escrow Agreement, the Closing Escrow Agreement, the Non-Competition Side Agreement, the Tax Indemnity Side Agreement and any other agreements or instruments to be executed and delivered by the parties hereto in connection herewith.

               (y) "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               (z) "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or (ii) such Person or any Subsidiary of such Person is a general partner.

               (aa) "Tax" or "Taxes" means any U.S. federal, state or local or non-U.S. income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, transfer, workmen's compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

               (bb) "Tax Indemnity Side Agreement" means a Tax Indemnity Side Agreement in substantially the form of Exhibit I hereto.

               (cc) "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

               (dd) "UIM" means Ultra Internet Media S.A., a corporation organized under the laws of Nevis.

               (ee) "Working Capital" means current assets minus current liabilities, as determined in accordance with GAAP applied on a basis consistent with the Unaudited Financial Statements.

          Section 7.18 Acknowledgements. The parties hereto acknowledge and agree that (i) each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision, and
(ii) each party has been represented by counsel in reviewing and negotiating such terms and provisions. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.


                                          GIGAMEDIA INTERNATIONAL LIMITED


                                              By:
                                                     ---------------------------
                                              Name:
                                                     ---------------------------
                                              Title:
                                                     ---------------------------



                                          GV HOLDING COMPANY


                                              By:
                                                     ---------------------------
                                              Name:
                                                     ---------------------------
                                              Title:
                                                     ---------------------------



                                          ALEXANDER SAIDAKOVSKY


                                              By:
                                                     ---------------------------
                                              Name:
                                                     ---------------------------



                                          ALEXANDER GANELIS


                                              By:
                                                     ---------------------------
                                              Name:
                                                     ---------------------------



                                          DANIIL UTIN


                                              By:
                                                     ---------------------------
                                              Name:
                                                     ---------------------------

                                                                       EXHIBIT A



                          SECURITY OWNERSHIP OF SELLERS

                                                                                                      Percentage of
          Name and Address                                                         Number of           Outstanding
             of Seller                         Name of Entity Owned             Securities Owned       Securities
----------------------------------        --------------------------------      ----------------      -------------
1.   Alexander Saidakovsky                GV Holding Company                    400,000 Shares              40%
     9663 Santa Monica Blvd., #177
     Beverly Hills, CA 90210 USA

2.   Alexander Ganelis                    GV Holding Company                    400,000 Shares              40%
     9663 Santa Monica Blvd., #177
     Beverly Hills, CA 90210 USA

3.   Daniil Utin                          GV Holding Company                    200,000 Shares              20%
     161 Winding River Road
     Needham, MA 02492 USA

4.   GV Holding Company                   Grand Virtual, Inc.                   1,000,000 Shares           100%
     c/o Grand Virtual, Inc.
     100 Cambridge Park Drive
     Cambridge, MA 02140 USA

5.   Alexander Saidakovsky                Grand Virtual Limited                 0.4 Shares                  40%
     9663 Santa Monica Blvd., #177
     Beverly Hills, CA 90210 USA

6.   Alexander Ganelis                    Grand Virtual Limited                 0.4 Shares                  40%
     9663 Santa Monica Blvd., #177
     Beverly Hills, CA 90210 USA

7.   Daniil Utin                          Grand Virtual Limited                 0.2 Shares                  20%
     161 Winding River Road
     Needham, MA 02492 USA

8.   Alexander Saidakovsky                Grand Virtual (Alderney) Limited      0.4 Shares                  40%
     9663 Santa Monica Blvd., #177
     Beverly Hills, CA 90210 USA

9.   Alexander Ganelis                    Grand Virtual (Alderney) Limited      0.4 Shares                  40%
     9663 Santa Monica Blvd., #177
     Beverly Hills, CA 90210 USA

10.  Daniil Utin                          Grand Virtual (Alderney) Limited      0.2 Shares                  20%
     161 Winding River Road
     Needham, MA 02492 USA

11.  Alexander Saidakovsky                Ultra Internet Media S.A.             400 Shares                  40%
     9663 Santa Monica Blvd., #177
     Beverly Hills, CA 90210 USA

12.  Alexander Ganelis                    Ultra Internet Media S.A.             400 Shares                  40%
     9663 Santa Monica Blvd., #177
     Beverly Hills, CA 90210 USA

13.  Daniil Utin                          Ultra Internet Media S.A.             200 Shares                  20%
     161 Winding River Road
     Needham, MA 02492 USA

                                                                       EXHIBIT B



                           PURCHASE PRICE PERCENTAGES

                                                              Percentage of
                            Seller                            Purchase Price
--------------------------------------------------------      --------------
1.   Alexander Saidakovsky                                          40%

2.   Alexander Ganelis                                              40%

3.   Daniil Utin                                                    20%

4.   GV Holding Company                                             NIL

                                                                       EXHIBIT C




                            SIGNING ESCROW AGREEMENT

[ATTACHED]

                                                                       EXHIBIT D



                        FORM OF CLOSING ESCROW AGREEMENT

[ATTACHED]

                                                                       EXHIBIT E



                      FORM OF AFS HOLDBACK ESCROW AGREEMENT

[ATTACHED]

                                                                       EXHIBIT F



                    REPRESENTATIONS AND WARRANTIES OF SELLERS

[ATTACHED]

                                                                       EXHIBIT G



                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

[ATTACHED]

                                                                       EXHIBIT H



                     FORM OF NON-COMPETITION SIDE AGREEMENT

[ATTACHED]

                                                                       EXHIBIT I



                      FORM OF TAX INDEMNITY SIDE AGREEMENT

[ATTACHED]

                                                                       EXHIBIT J



                           SELLER DISCLOSURE SCHEDULE

[ATTACHED]

                                                                       EXHIBIT K



                      OPTION TERMINATION WAIVER AND RELEASE

[ATTACHED]

                                                                       EXHIBIT L



             FORM OF OPINION OF COUNSEL TO THE COMPANIES (DELAWARE)

[ATTACHED]

                                                                       EXHIBIT M



    SUBJECT MATTER OF OPINIONS OF LOCAL COUNSEL TO UIM, GV UK AND GV ALDERNEY

[ATTACHED]

                                                                       EXHIBIT N



                             INFORMATION MEMORANDUM

[ATTACHED]

                                      N-1